EXHIBIT 10.10

HESKA CORPORATION 1997 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

(OUTSIDE DIRECTORS)

Tax Treatment	This option is intended to be a nonstatutory option.

Vesting/ Exercisability

This option is immediately exercisable, but subject to vesting as indicated in the Notice of Stock Option Grant. In the event of termination of your service as an Outside Director of the Company, any unvested shares issued upon exercise are subject to repurchase by the Company at the same price as the original Exercise Price Per Share. The Company’s right to repurchase such shares shall lapse as the shares become vested as indicated in the Notice of Stock Option Grant.

In addition, this option becomes vested in full if one of the following events occurs:

•                  Your service as an Outside Director of the Company terminates because of death, total and permanent disability, or retirement at or after age 65, or

•                  A Change in Control with respect to the Company occurs while you are an Outside Director of the Company.

No additional shares become vested after your service as an Employee, Consultant or Outside Director of the Company or a Subsidiary has terminated for any reason other than those outlined herein.

Term

This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your service terminates, as described below.)

Regular Termination

If your service as an Employee, Consultant or Outside Director of the Company or a Subsidiary terminates for any reason except death or total and permanent disability, then this option will expire at the close of business at Company headquarters on the date three months after your termination date. The Company determines when your service terminates for this purpose.

Death

If your service as an Employee, Consultant or Outside Director of the Company or a Subsidiary terminates because of your death, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death.

Disability

If your service as an Employee, Consultant or Outside Director of the Company or a Subsidiary terminates because of your total and permanent disability, then this option will expire at the close of business at Company headquarters on the date 12 months after your termination date.

For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. The exercise will be effective when the Company receives the Notice of Exercise with the option exercise payment described herein.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Exercise of
Unvested Shares

Exercise of unvested shares is allowed under the Plan. If you would like to exercise your option before it is vested, you must complete a Stock Repurchase Agreement, which provides for the repurchase of that portion of the shares that remain unvested at the time of your termination.

Form of Payment

When you submit your notice of exercise, you must include payment of the option exercise price for the shares you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms:

•                  Your personal check, a cashier’s check or a money order.

•                  Certificates for shares of Company stock that you own, along with any forms needed to affect a transfer of those shares to the Company.  The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price.  However, you may not surrender shares of Company stock in payment of the exercise price if your action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this option for financial reporting purposes.

•                  Irrevocable directions to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company proceeds from the sale in an amount sufficient to pay the option exercise price and any withholding taxes.  (The balance of the sale proceeds, if any, will be delivered to you.)  The directions must be given by signing a special “Notice of Exercise” form provided by the Company.

Withholding Taxes and Stock Withholding	You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. These arrangements may include (with the Company’s approval) withholding shares of Company stock that otherwise would be issued to you when you exercise this option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes.

Repurchase Rights

In the event that you exercise unvested shares through the execution of a Stock Repurchase Agreement, the Company will have 90 days to repurchase any shares that remain unvested at the time of your termination. The terms of any such repurchase will be set forth in the Stock Repurchase Agreement.

Restrictions on Resale

By signing this Agreement, you agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as you are an Employee, Consultant or Outside Director of the Company or a Subsidiary.

Transfer of Option

Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. You may, however, dispose of this option in your will, by the laws of descent and distribution or through a beneficiary designation.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Retention Rights	Neither your option nor this Agreement give you the right to be employed or otherwise retained by the Company or a Subsidiary in any capacity.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price.

Applicable Law                                                              This Agreement will be interpreted and enforced under the laws of the State of Colorado (without giving effect to its conflict of laws provisions).

The Plan and Other Agreements

The 1997 Stock Incentive Plan is incorporated in this Agreement by reference. Unless otherwise defined herein, all capitalized terms herein have the same defined meanings as in the 1997 Stock Incentive Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option.  Any prior agreements, commitments or negotiations concerning this option are superseded.  This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE 1997 STOCK INCENTIVE PLAN.